Exhibit 99.1

RE:	MHI Hospitality Corporation
814 Capitol Landing Road
Williamsburg, VA 23185
(757) 229-5648

TRADED: AMEX: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT THE FINANCIAL RELATIONS BOARD:
Bill Zaiser	Georganne Palffy
Chief Financial Officer	General Information
(301) 220-5400	(312) 640-6768

FOR IMMEDIATE RELEASE

TUESDAY, JULY 26, 2005

MHI HOSPITALITY CORPORATION CLOSES ACQUISITION OF

HILTON JACKSONVILLE

Williamsburg, VA – July 26, 2005 – MHI Hospitality Corporation (AMEX: MDH), announced today that it has completed the acquisition of the 292-room Hilton Jacksonville Riverfront in Florida for an aggregate price of $22.0 million. The property was purchased from the BIT Holdings, Seventeen, Inc., an affiliate of the AFL-CIO Building Investment Trust (the “Trust”), and will continue to be managed by MHI Hotels Services LLC.

The purchase was funded in part by an $18 million five-year, interest-only mortgage loan provided by Mercantile Safe Deposit and Trust Company, as trustee for the Trust. An affiliate of MHI Hotels Services LLC contributed certain personal property and assigned its leasehold interest and other rights relating to the property to the purchaser in exchange for operating units valued at approximately $913,000. The remaining portion of the purchase price was paid in cash utilizing proceeds from the company’s initial public offering.

“Given our in-depth knowledge of this asset, we believe the Hilton Jacksonville will be highly accretive to earnings and are pleased with this solid addition to our portfolio,” said Andrew Sims, the company’s president and CEO.

The Hilton Jacksonville overlooks the St. John’s River and is highlighted by a Ruth’s Chris steak house and 12,000 square feet of meeting space. The company will begin a $3.0 million capital improvement project in the fall of 2005, with an anticipated completion in the third quarter of 2006.

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MHI Hospitality Corporation

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About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of midscale and upscale full service hotels in the mid-Atlantic and southeastern United States. Currently, the portfolio consists of seven properties for a total of 1,675 rooms, the majority of which operate under the Hilton and Holiday Inn brands. The company has been added to the Russell Microcap™ Index, which is comprised of the smallest 1,000 securities in the small-cap Russell 2000™ Index along with the next 1,000 companies, based on a ranking of all U.S. equities by market capitalization. More information on the company may be found on its website at www.mhihospitality.com.

Forward-Looking Statements

This presentation includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted and implied in such forward-looking statements. For a further discussion of the factors that could affect outcome, please refer to the “Risk Factors” section of the prospectus.